HEI Exhibit 99

July 30, 2014

Contact:	Clifford H. Chen
	Manager, Investor Relations &	Telephone: (808) 543-7384
	Strategic Planning	E-mail: cchen@hei.com
AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2014 EARNINGS

Net Income of $11.7 Million
Bank Delivers Solid Results In Line with Expectations
HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE), today reported net income for the second quarter of 2014 of $11.7 million, compared to $14.5 million in the first (or linked) quarter of 2014 and $15.9 million in the second quarter of 2013.
“American continued to deliver solid results in line with expectations, with good growth across our target market segments in both loans and core deposits. Asset quality continued to improve, reflecting the healthy local market environment, and our rate of asset growth has helped offset the effects of the persistently low rate environment,” said Rich Wacker, president and chief executive officer of American.
Second quarter 2014 net income was $2.9 million lower than the linked quarter primarily driven by (on an after-tax basis):

•
$2 million gain on the sale of municipal bond securities in the first (or linked) quarter of 2014 in response to recent regulatory guidance on liquidity standards and the anticipation of higher interest rates over time; and

•	$1 million higher noninterest expense due to higher branch security expense, product development costs, and timing of debit card-related expenses.
Compared to the same quarter of 2013, net income decreased by $4.2 million primarily driven by (on an after-tax basis):

•	$1 million lower interchange fees under regulatory caps (Durbin Amendment) that became effective for American on July 1, 2013;

•	$1 million gain on the sale of securities in the second quarter of 2013;

•	$1 million lower mortgage banking income from significantly lower refinancing activity; and

_____________
Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for the bank.

•	$1 million change in the provision for loan losses, which was a credit in the second quarter of 2013 due to the sale of American’s credit card portfolio.
Net interest income (pretax) was $44.1 million in both the second quarter of 2014 and in the linked quarter and $44.4 million in the second quarter of 2013. Net interest margin was 3.55% compared to 3.64% in the linked quarter and 3.79% in the second quarter of 2013. The 0.09% point decline in net interest margin compared to the linked quarter was attributable to multiple factors, including the effect of the sale of higher yielding municipal bond securities in the first quarter and slower recognition of mortgage-related fees as prepayment rates decline, and the ongoing effect of low rates on interest-earning assets. Compared to the second quarter of 2013, the net interest margin decline was primarily attributable to lower yields on interest earning assets as the loan portfolio continued to re-price down in the low interest rate environment. In both periods, a portion of the net interest margin decline was offset by loan growth.
Provision for loan losses (pretax) was $1.0 million in the second quarter of 2014, flat compared to the linked quarter, but higher than the net credit of $1.0 million in the second quarter of 2013. In the second quarter of 2013, American released $1 million (pretax) of allowance for loan losses in connection with the agreement to sell its credit card portfolio in the third quarter of 2013 and released allowance associated with specific commercial loan paydowns. The second quarter 2014 net charge-off ratio improved to a recovery of 0.04% from a charge-off of 0.02% in the linked quarter and a charge-off of 0.08% in the prior year quarter primarily due to the improved credit quality of the loan portfolio and the strengthening Hawaii economy.
Noninterest income (pretax) was $13.8 million in the second quarter of 2014, compared to $16.9 million in the linked quarter and $19.2 million in the second quarter of 2013. Second quarter noninterest income was relatively in line with the first quarter, excluding the $2.8 million gain on the sale of the municipal bond portfolio in the linked quarter. Compared to the second quarter of 2013, noninterest income declined by $5.4 million primarily due to lower year-over-year fee income due to the regulatory limits on interchange fees (Durbin Amendment) of $2.3 million, lower mortgage banking income of $1.8 million due to lower refinancing volumes and no gain on sales of securities, which were $1.2 million in the prior year quarter.
Noninterest expense (pretax) was $39.9 million in the second quarter of 2014, higher than $38.4 million in the linked quarter and in line with $39.8 million in the second quarter of 2013. Noninterest expense was higher compared to the linked quarter primarily due to higher branch security expense, product development costs and timing of debit card-related expenses.
Total loans grew by $99 million and $136 million in the second quarter and year-to-date 2014, respectively. Second quarter loan growth was primarily driven by increases in residential, home equity lending and commercial real estate. Annualized loan growth was 9.4% and 6.5% in the second quarter and year-to-date 2014, respectively.

Total deposits were $4.5 billion at June 30, 2014, an increase of $47 million and $152 million in the second quarter and year-to-date 2014, respectively. Second quarter deposit growth was primarily due to the increase in low-cost core deposits. Annualized deposit growth was 4.2% and 7.0% in the second quarter and year-to-date 2014, respectively. Average cost of funds remained low at 0.22% for the second quarter of 2014, 1 basis point lower than the linked quarter and consistent with the prior year quarter.
As a result of the net income impacts detailed above, American’s second quarter 2014 return on average equity was 8.8%, compared to 11.0% in the linked quarter and 12.6% in the second quarter of last year. Return on average assets was 0.87% for the second quarter of 2014, compared to 1.10% in the linked quarter and 1.25% in the same quarter last year.
American’s year-to-date return on average equity was 9.9%, compared to 11.9% for the same period in the prior year. Year-to-date return on average assets was 0.98% compared to 1.19% for the same period in the prior year.
American’s continued solid results enabled it to pay dividends of $9.75 million to HEI in the quarter while maintaining healthy capital levels - leverage ratio of 9.0% and total risk-based capital ratio of 12.6% at June 30, 2014.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2014 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its second quarter 2014 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the second quarter of 2014.
HEI plans to announce its second quarter 2014 consolidated financial results on Monday, August 11, 2014 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2014 EPS guidance on Monday, August 11, 2014, at 7:00 a.m. Hawaii time (1:00 p.m. Eastern time). Interested parties may listen to the conference by calling (877) 474-9504 and entering passcode: 92297255, or by accessing the webcast on HEI’s website at www.hei.com under the heading “Investor Relations.” HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An online replay of the webcast will be available at the same website beginning about two hours after the event. Audio replays of the conference call will also be available approximately two hours after the event through August 25, 2014, by dialing (888) 286-8010, passcode: 58411343.
HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2013, HEI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30
(in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	2014	2013
Interest and dividend income
Interest and fees on loans	$43,851	$43,682	$43,624	$87,533	$86,227
Interest and dividends on investment and mortgage-related securities	2,950	3,035	3,234	5,985	6,698
Total interest and dividend income	46,801	46,717	46,858	93,518	92,925
Interest expense
Interest on deposit liabilities	1,237	1,225	1,296	2,462	2,608
Interest on other borrowings	1,420	1,405	1,178	2,825	2,342
Total interest expense	2,657	2,630	2,474	5,287	4,950
Net interest income	44,144	44,087	44,384	88,231	87,975
Provision (credit) for loan losses	1,021	995	(959)	2,016	899
Net interest income after provision (credit) for loan losses	43,123	43,092	45,343	86,215	87,076
Noninterest income
Fees from other financial services	5,217	5,128	7,996	10,345	15,639
Fee income on deposit liabilities	4,645	4,421	4,433	9,066	8,747
Fee income on other financial products	2,064	2,290	1,780	4,354	3,574
Mortgage banking income	246	628	2,003	874	5,349
Gain on sale of securities	—	2,847	1,226	2,847	1,226
Other income, net	1,643	1,588	1,731	3,231	3,323
Total noninterest income	13,815	16,902	19,169	30,717	37,858
Noninterest expense
Compensation and employee benefits	19,872	20,286	20,063	40,158	40,151
Occupancy	4,489	3,953	4,219	8,442	8,342
Data processing	2,971	3,060	2,827	6,031	5,814
Services	2,855	2,273	2,328	5,128	4,431
Equipment	1,609	1,645	1,870	3,254	3,644
Other expense	8,094	7,153	8,500	15,247	16,095
Total noninterest expense	39,890	38,370	39,807	78,260	78,477
Income before income taxes	17,048	21,624	24,705	38,672	46,457
Income taxes	5,372	7,085	8,786	12,457	16,383
Net income	$11,676	$14,539	$15,919	$26,215	$30,074
Comprehensive income	$14,434	$15,563	$7,340	$29,997	$22,824
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.87	1.10	1.25	0.98	1.19
Return on average equity	8.78	11.03	12.56	9.90	11.93
Return on average tangible common equity	10.39	13.06	15.00	11.72	14.25
Net interest margin	3.55	3.64	3.79	3.59	3.79
Net charge-offs (recoveries) to average loans outstanding	(0.04)	0.02	0.08	(0.01)	0.10
As of period end
Nonperforming assets to loans outstanding and real estate owned *	1.05	1.12	1.56
Allowance for loan losses to loans outstanding	0.99	0.98	1.04
Tier-1 leverage ratio *	9.0	9.0	9.3
Total risk-based capital ratio *	12.6	12.7	12.5
Tangible common equity to total assets	8.46	8.44	8.42
Dividend paid to HEI (via ASHI) ($ in millions)	10	9	10
* Regulatory basis
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2013 and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	June 30, 2014		December 31, 2013
Assets
Cash and cash equivalents		$174,950		$156,603
Available-for-sale investment and mortgage-related securities		549,321		529,007
Investment in stock of Federal Home Loan Bank of Seattle		80,863		92,546
Loans receivable held for investment		4,287,612		4,150,229
Allowance for loan losses		(42,372)		(40,116)
Loans receivable held for investment, net		4,245,240		4,110,113
Loans held for sale, at lower of cost or fair value		956		5,302
Other		284,607		268,063
Goodwill		82,190		82,190
Total assets		$5,418,127		$5,243,824

Liabilities and shareholder’s equity
Deposit liabilities—noninterest-bearing		$1,301,758		$1,214,418
Deposit liabilities—interest-bearing		3,223,102		3,158,059
Other borrowings		242,455		244,514
Other		116,953		105,679
Total liabilities		4,884,268		4,722,670
Common stock		337,262		336,054
Retained earnings		205,012		197,297
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(315)		$(3,663)
Retirement benefit plans	(8,100)	(8,415)	(8,534)	(12,197)
Total shareholder’s equity		533,859		521,154
Total liabilities and shareholder’s equity		$5,418,127		$5,243,824

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2013 and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 (when filed), as updated by SEC Forms 8-K.